Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258868

PROSPECTUS SUPPLEMENT

Joby Aviation, Inc.
511,219,042 Shares of Common Stock
11,533,333 Warrants to Purchase Shares of Common Stock and
28,783,333 Shares of Common Stock Underlying Warrants

This prospectus supplement further supplements and updates the prospectus dated April 29, 2022, relating to the resale of up to (i) 511,219,042 shares of our common stock, (ii) 11,533,333 of our outstanding warrants to purchase shares of common stock and (iii) 28,783,333 shares of common stock upon the exercise of outstanding warrants by the selling securityholders named in the prospectus (including their pledgees, donees, transferees or other successors-in-interest) (the “Prospectus”).
This prospectus supplement incorporates into the Prospectus the information (other than information that is furnished and not deemed filed) contained in our attached:
•Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 26, 2022
Our common stock and warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “JOBY” and “JOBY WS,” respectively. On May 23, 2022, the closing sale price of our common stock as reported on the NYSE was $5.32 per share and the closing price of our warrants was $1.28 per warrant.
We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for our filings with the Securities and Exchange Commission.
Our business and investment in our common stock and warrants involve significant risks. These risks are described in the section titled “Risk Factors” in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus supplement is May 26, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
FORM 8-K
________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2022
________________________________________________
Joby Aviation, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware			001-39524	98-1548118
(State or Other Jurisdiction of Incorporation)			(Commission File Number)	(IRS Employer Identification No.)

2155 DELAWARE AVENUE
SUITE #225
SANTA CRUZ	,	California		95060
(Address of Principal Executive Offices)				(Zip Code)
Registrant’s Telephone Number, Including Area Code: 831 426-3733
(Former Name or Former Address, if Changed Since Last Report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	JOBY	New York Stock Exchange
Warrants to purchase common stock	JOBY WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
On May 26, 2022, Joby Aviation, Inc. a Delaware corporation (the “Company”) issued a press release entitled “Joby Receives Part 135 Certification from the FAA.” The press release is attached hereto as Exhibit 99.1 and incorporated herein solely for purposes of this Item 8.01 disclosure.
This Report will not be deemed an admission as to the materiality of any information contained in this Item 8.01, including Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Press Release, dated May 26, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Joby Aviation, Inc.

Date:	May 26, 2022	By:	/s/ Matthew Field
		Name:	Matthew Field
		Title:	Chief Financial Officer

Joby Receives Part 135 Certification from the FAA

•Part 135 Air Carrier Certificate received ahead of schedule, initially targeted for second half of 2022
•Certification allows Joby to operate aircraft commercially
•Joby will use conventional aircraft to refine systems and procedures in advance of launching eVTOL service targeted for 2024

Joby’s air operations team pictured receiving the company’s Part 135 Air Carrier Certificate from the FAA’s San Jose Flight Standards District Office.

SANTA CRUZ, CA, May 26, 2022 — Joby Aviation, Inc. (NYSE:JOBY), a California-based company developing all-electric aircraft for commercial passenger service, today announced the Company has received a Part 135 Air Carrier Certificate from the Federal Aviation Administration, allowing Joby to begin on-demand commercial air taxi operations.

Joby received the certification ahead of schedule, with completion of the process originally expected in the second half of 2022. The five-stage process included the submission of more than 850 pages of manuals for approval and required Joby’s initial cadre of pilots to demonstrate mastery of the Company’s procedures and training under FAA observation.

The Part 135 Air Carrier Certificate is one of three FAA approvals required for Joby to operate its revolutionary electric vertical take-off and landing (eVTOL) aircraft as an air taxi service in cities and communities across the United States, alongside a Type Certificate and a Production Certificate.

Bonny Simi, Head of Air Operations and People at Joby, and one of the Company’s FAA- approved pilots, stated: “The procedures we’ve prepared lay a foundation for our future eVTOL operations. Over the coming months, we will use our Part 135 certificate to exercise the operations and customer technology platforms that will underpin our multi-modal ridesharing service, while also refining our procedures to ensure seamless journeys for our customers."

“Receiving this certificate ahead of schedule is a testament to the incredible dedication and hard work of our team,” added Simi.

Once Joby receives a type certificate for its eVTOL aircraft, the Company will complete the FAA review process to add the new aircraft type to its existing air carrier certificate. Pilots for the Company’s future aerial ridesharing service, expected to launch in 2024, will have the benefit of flying an environmentally-friendly aircraft on a reliable work schedule, ending each shift in their home city.

Joby previously announced a partnership with CAE (https://www.jobyaviation.com/news/joby-partners-cae-evtol-aircraft-pilot-training/), a global leader in aviation training, to develop and qualify flight simulation training devices that Joby will use to train commercially-rated pilots to fly its eVTOL aircraft.

Joby’s all-electric aircraft is designed to transport a pilot and four passengers up to 150 miles on a single charge at speeds of up to 200 mph. Joby recently announced the results of acoustic testing with NASA (https://www.jobyaviation.com/news/joby-revolutionary-low-noise-footprint-nasa-testing/), which confirmed the aircraft hit the Company’s target for low noise emissions during take-off and landing as well as overhead flight.

ABOUT JOBY AVIATION

Joby Aviation, Inc. (NYSE:JOBY) is a California-based transportation company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient air taxi service beginning in 2024. The aircraft, which has a maximum range of 150 miles on a single charge, can transport a pilot and four passengers at speeds of up to 200 mph. It is designed to help reduce urban congestion and accelerate the shift to sustainable modes of transit. Founded in 2009, Joby employs more than 1,000 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington, D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com.

Forward Looking Statements

This presentation contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing; our business plan, objectives, goals and market opportunity; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project, and our ability to launch our commercial passenger service beginning in 2024, as currently projected; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 28, 2022, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this presentation. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contacts:

Investors: investors@jobyaviation.com

+1-831-201-6006

Media: press@jobyaviation.com